Exhibit 99.1

Youngevity International, Inc. Reports Record Revenues for Full Year 2015

Revenues Increased 16.8% Year-Over-Year

Adjusted EBITDA Jumped 39.9%

Shareholder Conference Call 4:15 PM EDT

SAN DIEGO----(March 30, 2016) Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the full year ended December 31, 2015.

2015 Full Year Highlights:

•	Net Revenues increased 16.8% over the prior year to $156.6 million.

•	Gross Profit increased 21.8% to $92.9 million compared to the prior year.

•	Operating Income increased 60.5% to $5.4 million compared to the prior year.

•
Net loss was $1.7 million compared to net profit of $5.4 million in the prior year, primarily due to changes in the valuation of net deferred taxes in 2014 and the impact of approximately $7.5 million of Non-Cash Expenses in 2015.

•	Adjusted EBITDA increased 39.9% to $9.2 million compared to the prior year.

“2015 was a year of ongoing growth and category expansion for Youngevity,” stated Steve Wallach, Chief Executive Officer of Youngevity International.  “The company continues to exceptionally manage its cash and financial resources as it builds its international platform.  The opening of our Aliso Viejo Technology Center in December 2015, helped centralize our global operations and we believe the recent appointments of several senior and exceptionally qualified members of the Youngevity management team, has positioned us for major growth, now and in the years to come.”

Dave Briskie, President and Chief Financial Officer of Youngevity, said, “Once again we have generated record year over year revenue,  gross profit, operating income, and Adjusted EBITDA.  We continue to encourage our shareholders to consider Adjusted EBITDA which mitigates the effects of Non-Cash Expenses on our financial performance.  Non-Cash impact in 2015 was almost $7.5 Million.   Our uniquely crafted business model continues to take shape driving multiple streams of revenue over several product categories.  Our global operations continue to expand and our coffee business is starting to scale.  As we focus on growth worldwide we intend to continue to work with only the very best people and supply only the very best products to customers, employees and shareholders.”

2015 Full Year Results:

For the year ended December 31, 2015, our revenue increased 16.8% to $156,597,000 as compared to $134,043,000 for the year ended December 31, 2014.  During the year ended December 31, 2015, we derived approximately 89% of our revenue from our direct sales business and approximately 11% of our revenue from our commercial coffee sales. Direct selling revenues increased 19.4% and were primarily attributed to the increase in our product offerings, the increase in the number of distributors selling our product, price increases on certain products and the increase in the number of customers consuming our products. As well, $10,321,000 in additional revenue was derived from our 2015 and 2014 acquisitions compared to the prior period. The commercial coffee segment revenue remained flat, reporting minimal change primarily due to a decrease in the green coffee distribution business which was negatively impacted by lower commodity prices for green coffee.

Overall cost of revenues increased approximately 10.2% to $63,628,000 in 2015 as compared to $57,718,000 for the year ended December 31, 2014. The increase in cost of revenue is primarily attributable to the direct selling segment where cost of revenue increased 13.8% as a result of costs related to the increase in sales. The commercial coffee cost of revenues increased 2.4%. Cost of revenues includes the cost of inventory including green coffee, shipping and handling costs incurred by us in connection with shipments to customers, royalties associated with certain products, transaction banking costs and depreciation on certain assets.

Gross profit increased approximately 21.8% in 2015 to $92,969,000 as compared to $76,325,000 for the year ended December 31, 2014. Gross profit as a percentage of revenues increased 2.5% to 59.4%, compared to 56.9% in the prior year.

Operating expenses increased approximately 20.0% in 2015 to $87,563,000 as compared to $72,956,000 for the year ended December 31, 2014. Included in operating expense is distributor compensation paid to our independent distributors in the direct selling segment. For the year ended December 31, 2015, distributor compensation increased 20.2% to $63,276,000 from $52,646,000 for the year ended December 31, 2014. This increase was primarily attributable to the increase in revenues. Distributor compensation as a percentage of direct selling revenues increased to 45.5% as compared to 45.2% for the year ended December 31, 2014.

Sales and marketing expenses increased 11.5% to $8,212,000 from $7,363,000 for the year ended December 31, 2014 primarily due to increased compensation costs related to sales and customer service.

General and administrative expense increased 24.2% in 2015 to $16,075,000 from $12,947,000 for the year ended December 31, 2014 primarily due to increases in consulting costs related to international expansion, travel expenses, computer connectivity costs, insurance, bank fees, employee compensation costs, charitable contributions and accounting fees. In addition, we recorded a decrease to the contingent acquisition liability of $446,000 during 2015, compared to an increase of $179,000 in the prior year. We also recorded $253,000 to recognize other stock based expense related to warrant modifications in 2015 as compared to zero in the prior year. Increases in the commercial coffee segment were due to rent expense and employee wages.

For the year ended December 31, 2015, total other expense increased by $3,357,000 to $5,728,000 as compared to $2,371,000 for the year ended December 31, 2014. Total other expense is primarily net interest expense of $4,491,000 and the non-cash expenses from the extinguishment loss on debt of $1,198,000 and the change in fair value of the warrant derivative of $39,000. The extinguishment loss on debt of $1,198,000 was due to the repayment of $5,000,000 in Notes Payable to one of the investors from the January 2015 Private Placement through issuance of a new November 2015 Note Payable. This loss represents the difference between the reacquisition value of the new debt to the holder of the note and the carrying amount of the holder’s extinguished debt.

For the year ended December 31, 2015, the Company reported a net loss of $1,706,000 as compared to net income of $5,369,000 for the year ended December 31, 2014. The primary reason for the decrease is due to an income tax benefit of $4,371,000 in 2014 compared to income tax expense of $1,384,000 in 2015. The income tax benefit in 2014 was primarily due to the decrease in valuation allowance of $4,213,000 that the Company recognized in 2014.

The net loss in 2015 was also impacted by the increase in total other expense of $3,357,000, primarily due to the non-cash extinguishment loss on debt discussed above and the increase in interest expense.  The total non-cash impact for 2015 was $7,492,000.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense, the non-cash loss on extinguishment of debt and the change in the fair value of the warrant derivative or "Adjusted EBITDA," increased 39.9% to $9,215,000 for the year ended December 31, 2015 compared to $6,589,000 in the same period for the prior year.

Total cash and cash equivalents as of December 31, 2015 were $3.9 million, compared to $3.0 million as of December 31, 2014.

Total assets as of December 31, 2015 were $62.8 million, compared to $55.7 million as of December 31, 2014.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Daylight Time (1:15 Pacific Daylight Time) to discuss its financial results, quarterly highlights and business outlook. Investors can access the conference call by dialing Toll: +1 (415) 930-5321 and entering the access code: 480-088-177. It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php. The webcast will be archived for approximately 60 days.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure.  We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

About Youngevity International

Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels. The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International Inc. in July 2013. For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevityor follow us on Twitter @youngevity https://twitter.com/youngevity.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions and include  statements regarding us continuing to exceptionally manage our cash and financial resources as we build our international platform, our belief that the recent appointments of several senior and exceptionally qualified members of our management team, has positioned us for major growth, now and in the years to come, our business model continuing to take shape driving multiple streams of revenue over several product categories, our global operations continuing to expand and our intent to continue to work with only the very best people and supply only the very best products to customers, employees and shareholders. The forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to continue our financial performance, our ability to enter new markets and continue our growth and the other factors described in our filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)

	Twelve Months Ended December 31,
	2015	2014

Revenues	$156,597	$134,043
Cost of revenues	63,628	57,718
Gross profit	92,969	76,325

Operating expenses
Distributor compensation	63,276	52,646
Sales and marketing	8,212	7,363
General and administrative	16,075	12,947
Total operating expenses	87,563	72,956
Operating income	5,406	3,369
Interest expense, net	(4,491)	(2,356)
Extinguishment loss on debt	(1,198)	-
Change in fair value of warrant derivative liability	(39)	(15)
Total other expense	(5,728)	(2,371)
Net (loss) income before income taxes	(322)	998
Income tax provision (benefit)	1,384	(4,371)
Net (loss) income	$(1,706)	$5,369

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands)
	Twelve Months Ended December 31,
	2015	2014

Net (loss) income	$(1,706)	$5,369
Add:
Interest, net	4,491	2,356
Income taxes	1,384	(4,371)
Depreciation	1,242	753
Amortization	2,112	1,933
EBITDA	7,523	6,040
Add:
Stock based compensation	455	534
Change in fair value of warrant derivative liability	39	15
Extinguishment loss on debt	1,198	-
Adjusted EBITDA	$9,215	$6,589

Contacts:

Youngevity International
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

PCG Advisory Group

Investors:
Chuck Harbey
Managing Director, Corporate Advisory
Phone + 1 646 863 7997

Media:
Sean Leous
Managing Director, Public Relations
Phone + 1 646-863-8998